Subject to Completion, Pricing Supplement dated June 27, 1997

PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 7 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                   Dated              , 1997
                                                                Rule 424(b)(3)
                                  $30,000,000
                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                    EQUITY LINKED NOTES DUE JULY    , 2004

               The Equity Linked Notes due July    , 2004 (the "Notes") are
Medium-Term Notes, Series C of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of $1,000 and will mature on July , 2004 (the "Maturity Date"). The Issue Price of each Note will be $
(     % of the principal amount) (the "Issue Price"), and there will be no periodic payments of interest on the Notes. The Issue Price represents a
minimum yield to maturity of     % per annum computed on a semi-annual bond
equivalent basis based on the Issue Price calculated from the Original Issue Date to the Maturity Date. The Notes will not be redeemable by the Company in whole or in part prior to the Maturity Date.

               At maturity, the holder of each Note will receive the greater of (a) the par amount of such Note ($1,000) ("Par") or (b) the Issue Price plus an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the Final Average Index Value of the S&P 500 Composite Stock Price Index (the "S&P 500 Index"), as calculated by Standard & Poor's ("S&P"), a Division of the McGraw-Hill Companies, Inc., over the Initial Average Index Value, each as further described below. The Supplemental Redemption Amount, if any, payable with respect to each Note at maturity will be calculated on the Final Calculation Date and will equal the product of (i)
the Issue Price, (ii)          and (iii) a fraction, the numerator of which
will be the Final Average Index Value less the Initial Average Index Value and the denominator of which will be the Initial Average Index Value. The Supplemental Redemption Amount cannot be less than zero. The Initial Average Index Value will equal the arithmetic average of the S&P 500 Index closing
values on each of July   , 1997, October   , 1997 and January   , 1998 (the
"Initial Index Determination Dates"). The Final Average Index Value will equal either (i) the arithmetic average of the S&P 500 Index closing values on
each of July   , 2003, October   , 2003, January   , 2004, April   , 2004 and
July   , 2004 (the "Final Index Determination Dates") or (ii) if  the holder of 100% of the outstanding Notes completes and delivers to the Company and the Calculation Agent an Official Equity Stop Notice prior to 11:00 a.m. New York
City time on any Trading Day on or prior to July    , 2003,  the S&P 500 Index
closing value on such Trading Day (the "Equity Stop Option"). If the Final Average Index Value is equal to or less than the Initial Average Index Value, the holder of each Note will be repaid Par, but will not receive any Supplemental Redemption Amount. The Initial Index Determination Dates and the Final Index Determination Dates are subject to adjustment as set forth herein.

               For information as to the calculation of the Supplemental Redemption Amount, the Initial Average Index Value and the Final Average Index Value and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "Initial Average Index Value," "Final Average Index Value," "Final Calculation Date" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause each of the "Supplemental Redemption Amount," the "Initial Average Index Value" and the "Final Average Index Value" to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS- 7 through PS-9 herein.

                             -----------------
                                PRICE    %
                             -----------------

             Price to Public    Agent's Commissions(1)    Proceeds to Company
             ---------------    ----------------------    -------------------
Per Note.           %                     %                        %
Total....       $                      $                       $


(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER

                CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES OR INDIVIDUAL STOCKS UNDERLYING THE S&P 500 IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "USE OF PROCEEDS AND HEDGING."

                Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $30,000,000

Maturity Date.................   July     , 2004

Stated Interest Rate..........   0.00%

Minimum Yield to Maturity.....     %

Specified Currency............   U.S. Dollars

Issue Price...................      %

Settlement Date (Original Issue
  Date).......................         , 1997

CUSIP.........................

Book Entry Note or
  Certificated Note...........   Book Entry

Senior Note or Subordinated
  Note........................   Senior

Minimum Denominations.........   $1,000

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Maturity Redemption Amount....   At maturity (including as a result of
                                 acceleration or otherwise), the holder of each Note will receive the greater of (a) the par amount of such Note ($1,000) ("Par") or
                                 (b) the Issue Price plus the Supplemental
                                 Redemption Amount, if any. References herein to "Notes" refer to each $1,000 principal amount of any Note.

Supplemental Redemption Amount   The Supplemental Redemption Amount, payable
                                 with respect to each Note at maturity, will be calculated on the Final Calculation Date and will be an amount equal to the greater of
                                 (a) the product of (i) the Issue Price, (ii)
                                       and (iii) a fraction, the numerator of
                                 which will be the Final Average Index Value less the Initial Average Index Value and the denominator of which will be the Initial
                                 Average Index Value and (b) zero.  The
                                 Supplemental Redemption Amount is described by the following formula:


                    (Final Average Index Value -Initial Average Index Value)
Issue Price x    x  --------------------------------------------------------
                                   Initial Average Index Value

                                 ; provided that the Supplemental Redemption
                                 Amount will not be less than zero.


                                 The Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 All percentages resulting from any
                                 calculation with respect to the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and
                                 all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Index Closing Value...........   The Index Closing Value, on any Trading Day,
                                 will equal the closing value of the S&P 500
                                 Index or any Successor Index at the regular official weekday close of trading on such Trading Day. See "Discontinuance of the S&P
                                 500 Index; Alteration of Method of
                                 Calculation."

                                 References herein to the S&P 500 Index will be deemed to include any Successor Index, unless the context requires otherwise.

Initial Average Index Value...   The Initial Average Index Value will equal
                                 the arithmetic average of the  Index Closing
                                 Values on each of the Initial Index
                                 Determination Dates.  The Initial Average
                                 Index Value will be calculated on the last
                                 Initial Index Determination Date by the
                                 Calculation Agent. The Calculation Agent will provide information as to the Initial
                                 Average Index Value upon written request by any holder of the Notes on any Business Day after the last Initial Index Determination
                                 Date.

Initial Index Determination      The Initial Index Determination Dates will
  Date........................   be July     , 1997, October         , 1997
                                 and January      , 1998 or, if any such date
                                 is not a Trading Day, the next succeeding
                                 Trading Day, unless there is a Market
                                 Disruption Event on any such Trading Day.  If
                                 a Market Disruption Event occurs on any such
                                 Trading Day, such Determination Date will be
                                 the immediately succeeding Trading Day during
                                 which no Market Disruption Event shall have
                                 occurred; provided that if a Market
                                 Disruption Event has occurred on each of the
                                 five Trading Days immediately succeeding any
                                 of July     , 1997, October     , 1997 or
                                 January     , 1997, as the case may be, then
                                 (i) such fifth succeeding Trading Day will be deemed to be the relevant Initial Index
                                 Determination Date, notwithstanding the
                                 occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market
                                 Disruption Event occurs, the Calculation
                                 Agent will determine the value of the S&P 500
                                 Index on such fifth Trading Day in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market
                                 Disruption Event, using the closing price
                                 (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

Final Average Index Value.....   The Final Average Index Value will equal
                                 either (i) the arithmetic average of the
                                 Index Closing Values on each of the Final
                                 Index Determination Dates as calculated on
                                 the Final Calculation Date by the Calculation
                                 Agent or  (ii) if the holder of 100% of the
                                 outstanding Notes completes and delivers to
                                 the Company and the Calculation Agent an
                                 Official Equity Stop Notice (in the form of
                                 Annex A attached hereto) prior to 11:00 a.m.
                                 New York City time on any Trading Day on or
                                 prior to July    , 2003 (the "Equity Stop
                                 Date"), the Index Closing Value on such
                                 Equity Stop Date (the "Equity Stop Option"), determined as if the Equity Stop Date were a Final Index Determination Date.

                                 If (a) a Market Disruption Event has
                                 occurred on any Equity Stop Date or (b) any
                                 notice to elect the Equity Stop Option is
                                 received by the Company after 11:00 a.m. New
                                 York City time on any Trading Day on or
                                 prior to July    , 2003 so that the Equity
                                 Stop Date is the scheduled Trading Day
                                 following the day on which such notice is received, the Final Average Index Value will be the Index Closing Value on the next succeeding Trading Day on which there is no Market Disruption Event. If there are no such Trading Days prior to the Final Calculation Date, the Calculation Agent will determine the value of the S&P 500 Index in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Equity Stop Date of each security most recently comprising the S&P 500 Index.

                                 If any notice to elect the Equity Stop Option is received by the Company after 11:00 a.m.
                                 New York City time on  July     , 2003, the
                                 Final Average Index Value will be calculated in accordance with clause (i) of the second preceding paragraph.

                                 Notwithstanding election by a holder of the Equity Stop Option, the Supplemental Redemption Amount will be calculated on the Final Calculation Date and the Maturity Redemption Amount will be paid on the Maturity Date.

Final Index Determination Dates  The Final Index Determination Dates will be
                                 July   , 2003, October       , 2003, January
                                 , 2004, April     , 2004 and July    , 2004
                                 or, if any such date is not a Trading Day,
                                 the next succeeding Trading Day, unless there is a Market Disruption Event on any such Trading Day. If a Market Disruption Event occurs on any such Trading Day, such Final Index Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any
                                 of July    , 2003, October   , 2003, January
                                   , 2004, April   , 2004 or July  , 2004, as
                                 the case may be, then (i) such fifth
                                 succeeding Trading Day will be deemed to be the relevant Final Index Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                 Notwithstanding the foregoing, no Final Index Determination Date will be later than the Final Calculation Date. If such Final Calculation Date is a Final Index Determination Date but is not a Trading Day or if there is a Market Disruption Event on such Final Calculation Date, the Calculation Agent will determine the value of the S&P 500 Index on such Final Calculation Date in accordance with clause (ii) of the preceding paragraph.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the New York Stock Exchange ("NYSE"), the American Stock Exchange, Inc. ("AMEX") and the NASDAQ National Market ("NASDAQ
                                 NMS"), (ii) on the Chicago Mercantile
                                 Exchange and (iii) on the Chicago Board of Options Exchange, as determined by the Calculation Agent.

Final Calculation Date........   The Final Calculation Date will  be the
                                 second Business Day prior to the Maturity
                                 Date.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of 100 or more of
                                    the securities included in the S&P 500
                                    Index on the primary market for such
                                    securities for more than two hours of
                                    trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the S&P 500 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a Market Disruption Event, (4) a suspension of trading in a futures or options contract on the S&P 500 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the S&P 500 Index and
                                 (5) a "suspension, absence or material
                                 limitation of trading" on the primary
                                 market on which futures or options
                                 contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternative Determination Date
in case of an Event of Default   In case an Event of Default with respect to
                                 any Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of the Notes will be determined by the Calculation
                                 Agent and will be equal to Par plus the
                                 Supplemental Redemption Amount, if any,
                                 determined as though each Initial Index
                                 Determination Date and each Final Index
                                 Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration. The Equity Stop
                                 Option will not be available upon an Event of Default with respect to the Notes.

Calculation Agent.............   Morgan Stanley & Co.  Incorporated ("MS &
                                 Co.")

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Average
                                 Index Value and the Final Average Index
                                 Value or whether a Market Disruption Event has occurred. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below and "Market Disruption Event" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 If the Final Average Index Value is equal to or less than the Initial Average Index Value, the holders of the Notes will receive only the par amount of each Note at maturity.

                                 There will be no periodic payments of
                                 interest on the Notes as there would be on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity may be less than that which would be payable on such a conventional fixed-rate debt security.

                                 The return of only the par amount of a Note at maturity may not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the S&P 500 Index based on the Final Average Index Value over the Initial Average Index Value does not reflect the payment of dividends on the stocks underlying the S&P 500 Index. Therefore, the yield to maturity based on the Final Average Index Value relative to the Initial Average Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period.

                                 The Notes will not be listed on any exchange. There can be no assurance as to whether there will be a secondary market in the Notes or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the S&P 500 Index, dividend rates on the stocks underlying the S&P 500 Index, the time remaining to the Final Calculation Date and to the maturity of the Notes and market interest rates. In addition, the Initial Average Index Value and the Final Average Index
                                 Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the Notes prior to maturity is expected to depend primarily on market interest rates and the extent of the appreciation or depreciation of the S&P 500 Index from the Initial
                                 Average Index Value through the later of the last Final Index Determination Date and the Equity Stop Date. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, the S&P 500 Index or the Final Average
                                 Index Value, if determined, is below,
                                 equal to or not sufficiently above the
                                 Initial Average Index Value.

                                 The historical S&P 500 Index values should not be taken as an indication of the future performance of the S&P 500 Index during the term of the Notes. While the trading prices of the stocks underlying the S&P 500 Index will determine the value of the S&P 500 Index, it is impossible to predict whether the value of the S&P 500 Index will rise or fall. Trading prices of the stocks underlying the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                 The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any such actions could affect the value of the Notes. See "S&P 500 Index" and "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Average
                                 Index Value, the Final Average Index Value or whether a Market Disruption Event has occurred. See "Discontinuance of the S&P
                                 500 Index;  Alteration of Method of
                                 Calculation" below and "Market Disruption
                                 Event" above. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Initial Average Index Values and the Final Average Index Values that the Calculation Agent may be required to make prior to its dissemination. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

S&P 500 Index.................   The S&P 500 Index is published by S&P and is
                                 intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value
                                 (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
                                 The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the
                                 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment.  By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                              Divisor
        Type of                                              Adjustment
    Corporate Action             Adjustment Factor            Required
    ----------------             -----------------           -----------

Stock split                 Shares Outstanding                   No
     (i.e. 2x1)             multiplied by 2;
                            Stock Price divided by 2

Share issuance              Shares Outstanding plus             Yes
     (i.e. Change > 5%)     newly issued Shares

Share repurchase            Shares Outstanding minus            Yes
     (i.e. Change > 5%)     Repurchased Shares

Special cash                Share Price minus Special           Yes
dividends                   Dividend

Company change              Add new company Market              Yes
                            Value minus old company
                            Market Value

Rights offering             Price of parent company             Yes
                            minus

                              Price of Rights
                            ( --------------- )
                                Right Ratio

Spinoffs                    Price of parent company             Yes
                            minus

                               Price of Spinoff Co.
                             ( -------------------- )
                               Share Exchange Ratio

                                 Stock splits and stock dividends do not
                                 affect the Index Divisor of the S&P 500
                                 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


                 Post-Event Aggregate Market Value
                 ---------------------------------- = Pre-Event Index Value
                           New Divisor

                                  Post-Event Aggregate Market Value
                 New Divisor =  ----------------------------------------
                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the
S&P 500 Index; Alteration of
  Method of Calculation.......   If S&P discontinues publication of the S&P
                                 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then each subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor
                                 Index on such  Initial Index Determination
                                 Date, Final Index Determination Date or
                                 Equity Stop Date, as the case may be.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P
                                 500 Index prior to, and such discontinuance is continuing on, any Initial Index Determination Date, Final Index Determination Date or Equity Stop Date and the Calculation Agent determines that no Successor Index is available at such time, then on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date, the Calculation Agent will determine the Index Closing Value that would be used in computing the Supplemental Redemption Amount on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Initial Index Determination Date, Final Index Determination Date or Equity Stop Date of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each subsequent Initial Index
                                 Determination Date, Final Index
                                 Determination Date or Equity Stop Date, as the case may be, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption
                                 Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P
                                 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information............   All disclosure contained in this Pricing
                                 Supplement regarding the S&P 500 Index,
                                 including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P.
                                 Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information........   The following table sets forth the high and
                                 low daily closing values, as well as
                                 end-of-quarter closing values, of the S&P 500
                                 Index for each quarter in the period from January 1, 1992 through June 26, 1997. The
                                 Index Closing Values listed below were
                                 obtained from Bloomberg Financial Markets.
                                 The Company believes all such information to be accurate. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the S&P 500 Index will increase sufficiently to cause the holders of the Notes to receive any Supplemental Redemption Amount.


                                      Daily Index Closing Values
                                      --------------------------

                                                                    Period
                                  High               Low              End
                                  ----               ---              ---

1992
       First Quarter             420.77             403.00           403.69
      Second Quarter             418.49             394.50           408.14
       Third Quarter             425.27             409.16           417.80
      Fourth Quarter             441.28             402.66           435.71
1993
       First Quarter             456.34             429.05           451.67
      Second Quarter             453.85             433.54           450.53
       Third Quarter             463.56             441.43           458.93
      Fourth Quarter             470.94             457.48           466.45
1994
       First Quarter             482.00             445.55           445.76
      Second Quarter             462.37             438.92           444.27
       Third Quarter             476.07             446.13           462.71
      Fourth Quarter             473.77             445.45           459.27
1995
       First Quarter             503.90             459.11           500.71
      Second Quarter             551.07             501.85           544.75
       Third Quarter             586.77             547.09           584.41
      Fourth Quarter             621.69             576.72           615.93
1996
       First Quarter             661.45             598.48           645.50
      Second Quarter             678.51             631.18           670.63
       Third Quarter             687.31             626.65           687.31
      Fourth Quarter             757.03             689.08           740.74
1997
       First Quarter             816.29             737.01           757.12
      Second Quarter
           (through
      June 26, 1997)             898.70             737.65          883.68


Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes, including hedging market risks associated with the Supplemental Redemption Amount. On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, may hedge some or all of its anticipated exposure in connection with the Notes by the purchase and sale of exchange traded and over the counter options on the S&P 500 Index, individual stocks included in the S&P 500 Index, futures contracts on the S&P 500 Index and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging.
                                 Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The
                                 Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes, including on each Initial
                                 Index Determination Date, Final Index
                                 Determination Date or Equity Stop Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement.............   S&P and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities, including the Notes.

                                 The license agreement between S&P and MS &
                                 Co. provides that the following language must be set forth in this Pricing Supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                 THE COMPLETENESS OF THE S&P 500 INDEX OR
                                 ANY DATA INCLUDED THEREIN.  S&P MAKES NO
                                 WARRANTY, EXPRESS OR IMPLIED, AS TO
                                 RESULTS TO BE OBTAINED BY THE COMPANY,
                                 HOLDERS OF THE NOTES, OR ANY OTHER PERSON
                                 OR ENTITY FROM THE USE OF THE S&P INDEX OR
                                 ANY DATA INCLUDED THEREIN IN CONNECTION
                                 WITH THE RIGHTS LICENSED UNDER THE LICENSE
                                 AGREEMENT DESCRIBED HEREIN OR FOR ANY
                                 OTHER USE.  S&P MAKES NO EXPRESS OR
                                 IMPLIED WARRANTIES, AND HEREBY EXPRESSLY
                                 DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A
                                 PARTICULAR PURPOSE OR USE WITH RESPECT TO
                                 THE S&P 500 INDEX OR ANY DATA INCLUDED
                                 THEREIN.  WITHOUT LIMITING ANY OF THE
                                 FOREGOING, IN NO EVENT SHALL S&P HAVE ANY
                                 LIABILITY FOR ANY SPECIAL, PUNITIVE,
                                 INDIRECT OR CONSEQUENTIAL DAMAGES
                                 (INCLUDING LOST PROFITS), EVEN IF NOTIFIED
                                 OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's[Registered]",
                                 "S&P[Registered]", "S&P 500[Registered]",
                                 "Standard & Poor's 500," and "500" are
                                 trademarks of McGraw-Hill, Inc. and have been licensed for use by MS & Co.

United States Federal Taxation   The Notes are Notes Linked to an Index and
                                 investors should refer to the discussion
                                 under "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Notes--Optionally
                                 Exchangeable Notes" in the accompanying
                                 Prospectus Supplement.  In connection with
                                 the discussion thereunder, the Company has
                                 determined that the "comparable yield" is
                                 an annual rate of %, compounded semi-
                                 annually.  Based on the Company's
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with
                                 respect to each integral multiple thereof)
                                 consists of a projected amount due at
                                 maturity, equal to $        (the "Projected
                                 Amount").

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT
                                 OF THE NOTES, AND THE COMPANY MAKES NO
                                 REPRESENTATION REGARDING THE ACTUAL AMOUNTS
                                 OF THE PAYMENTS ON A NOTE.

                                                                       ANNEX A



                          OFFICIAL EQUITY STOP NOTICE

                                          Dated: [On or before July    , 2003]



Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, New York 10036



Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York 10036
(Attn: Lily Lam)
Fax: 212-761-0674



Dear Sirs:



               The undersigned holder of the Medium Term Notes, Series C,
Equity Linked Notes, Due July   , 2004 of Morgan Stanley, Dean Witter,
Discover & Co. (the "Notes") hereby represents that such holder owns directly or indirectly the principal amount of the Notes recorded in the space provided below such holder's signature, which must, under the terms of the Notes, represent 100% of the principal amount of the outstanding Notes for this Official Equity Stop Notice to be effective and irrevocably elects to exercise the Equity Stop Option as of the date hereof (or, if this letter is received
after 11:00 a.m. on any Trading Day on or prior to July    , 2003, as of the
next Trading Day), subject to the description contained in the Pricing
Supplement dated      , 1997 to the Prospectus Supplement dated June 2, 1997
and the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919. Capitalized terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please confirm that the principal amount recorded in the space below represents 100% of the principal amount of the outstanding Notes (which confirmation will be evidenced by dating and acknowledging receipt of this notice in the place provided below on the date of receipt and faxing a copy of to the fax number indicated below).




                              Very truly yours,



                              ---------------------------------
                              [Name of Holder]


                              By:
                                 ------------------------------
                                 [Title]


                              ---------------------------------
                               [Fax No.]



                               $
                              ---------------------------------
                               Principal Amount of Notes Held



Receipt of the above Official Equity Stop Notice is hereby acknowledged

Morgan Stanley, Dean Witter, Discover & Co., as Issuer

Morgan Stanley & Co. Incorporated, as Calculation Agent

By Morgan Stanley & Co. Incorporated, as Calculation Agent


By:
   -------------------------------------------



Date and time of acknowledgment
                               ---------------